Exhibit 10.15

Systems Application License Agreement

This Systems Application License Agreement (“Agreement”) is entered into as of September 12, 2011 (the “Effective Date”) by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone” or “Licensor”)

and
Combilift, a corporation formed in Ireland, having its offices located at Gallinagh Monaghan, Co Monaghan, Ireland (“Combilift” or the “Licensee”)

Recitals

WHEREAS, Cyclone has developed and patented a heat-regenerative external combustion engine system called the Schoell Cycle Engine, which it has full rights and authority to license for applications that include materials handling equipment (as that term is defined below); and

WHEREAS, Combilift is a manufacturer and distributor of materials handling equipment (the “Equipment”, as further defined below), and wishes to obtain a Systems Application License Agreement for the Cyclone engine technology to use with and in its Equipment subject to the terms and conditions set forth more fully in this Agreement; and

WHEREAS, this Agreement contains: I Specific License Terms, and II Standard Terms and Conditions, which together comprise the full agreement of the parties hereto.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

I.Specific License Terms

Technology:	Cyclone’s heat regenerative, Schoell-cycle external combustion engine system (the “Cyclone Engine”). “Licensed Technology” is further defined in Section 1 of the Standard Terms and Conditions.

Licensed Products:	Mark V Engine (the “Engine”)

Application:
The Licensee may use the Engine specifically for the Equipment, which shall be defined as materials handling equipment, including folk lifts, material trucks, straddle carriers, hoists and similar industrial transport and positioning equipment. Equipment shall exclude earth moving equipment, construction equipment (such as cranes), any on-road vehicles (excluding side loader forklifts), and similar equipment and vehicles.

Exclusivity:
Cyclone grants exclusive rights to the Licensee for the Engine, and its designs and specifications, for the specific Application of the Equipment (as set forth above) for a period of five (5) years, automatically renewable for additional years upon reaching certain annual minimum sales quotas (set forth below).  This renewal provision will remain in effect for the term of the License Agreement. The start of the first year will commence upon the delivery to Licensee of the first production Engine parts for integration with Licensee’s Equipment.

Licensee has a non-exclusive right to resell the Engines, subject to the Distributorship provisions of this Agreement (below).

Quotas:
The sales quotas to extend the exclusivity rights period will be agreed in good faith no later than six (6) months prior to the commencement of Year 5 of this Agreement. Should the parties not be able to agree upon a sales quota prior to the commencement of Year 5, the parties shall submit the issue to an independent third-party expert to set quotas for the following three (3) years. Such expert shall be chosen by the parties, or if they cannot agree, the independent expert shall be chosen by the two experts suggested by the parties.

Intellectual Property:
Cyclone and the Licensee will honor each other’s patents and confidentiality. Licensee will post Cyclone’s patent numbers on all products it produces with the Engine. Each party agrees not to engage in any activity or business that will be in competition with the other if such activity would violate any confidentiality, exclusivity or patent rights of the other party.  Additional IP representations are included in the Standard Terms of this License.

Territory:	Worldwide

LicenseTerm:	15 years with one 15-year renewal

Development Fees:
Licensee will pay $375,000 for these the License rights and the delivery of two Beta Engines (“Development Fee”). All Development Fees once paid to Licensor are non-refundable. The Development Fees shall be payable as follows:

-	$25,000 (already paid)
-	$75,000 upon signing of this Agreement.
-	$100,000 prior to delivery to Licensee of first Beta Engine (see below).
-	$100,000 prior to delivery to Licensee of second Beta Engine (see below).
-	$100,000 upon delivery of final bill of materials, assembly drawings/instructions, and cost/pricing schedules of the Engines to Licensee.

Beta Engines:
Cyclone shall deliver to Licensee two (2) Beta Engines (the “Delivery”). These Engines shall be pre-production prototypes, tested at Cyclone to run at stated efficiencies, horse power and preliminary emission standards set forth in a Specifications Sheet attached to this Agreement. Terms of acceptance testing and duties with respect to commercialization of the Engines shall also be set forth on the attached Specifications Sheet.

Sales Price:
Licensor will manufacture Engine parts for Licensee, and ship such part to Licensee for assembly. The price to be paid for each set of Engine parts shall be determined between Licensor and Licensee based on volume and other factors. Licensee may also contract Licensor to assemble Engines, should Licensee not choose to do so in Ireland.

Distributorship:	Licensee will receive a non-exclusive Distributorship to sell the Engines it purchases from Cyclone to customers worldwide subject to the following terms:

-	Licensee may not sub-license Technology;
-	Licensee must use a Cyclone-approved sales agreement with technology protection language and an approved MSRP, and provide Cyclone with signed copies;
-	Licensee may not sell Engines for automotive use or military use, unless previously approved by Cyclone;
-	Licensee must refer major manufacturers/purchasers or other big potential licensees to Cyclone (Licensee will receive a 10% commission of up-front license/development fees for referrals);
-
Licensee may not enter into any sales agreement that would violate Cyclone’s license in China for use of the Mark V engine for power generation, or worldwide for use as a power generator combusting used motor oil. Licensee will avoid conflicts with these licensees and other that Cyclone advises during the course of this Agreement.

-	These restrictions may be amended to avoid conflict with licenses or other agreements that Cyclone enters in the future.

Cyclone Contacts:
Technology:	Harry Schoell, CEO, Tel: 954-943-8721, Harry@cyclonepower.com
Operational/ Legal:	Christopher Nelson, Tel: 954-943-8721, Chris@cyclonepower.com

Combilift Contacts:
Technology:	Robert Moffett, Tel: +353-87-8327788, combilift@gmail.com
Operational/Legal:	Michael Treanor (MT Advisory Services Ltd), Tel: +353-87-7628855, mt.advisory@gmail.com

Standard Terms and Conditions

1.           Grant of License

1.1           Licensor grants to Licensee a license to use the Licensed Technology solely for use by the Licensee in the specific Equipment Applications and in the Territory set forth in the Specific License Terms (the “License”). Licensor may not manufacture or have manufactured the Licensed Products for uses other than its identified Applications, and may not sell the Licensed Products separately from its Application systems, except as specifically set forth in the Distributorship section of the Specific License Terms of this Agreement.

1.2           This License may not be transferred or sublicensed to a third party by Licensee without the prior written consent of the Licensor, which consent may not be unreasonably delayed or withheld. If Licensee transfers or sublicenses its interests within this Agreement to a third party, then such third party will be bound to the requirements and provisions of this Agreement to the same degree as Licensee.  This License to use the License Technology will automatically expire upon termination of this Agreement.

1.3           The definition of “Licensed Technology” in the Specific License Terms shall be further defined to mean: Cyclone’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Licensor that is useful or is needed in the assembly or manufacture of the Licensed Products and that the Licensor has the right to provide to Licensee and has so provided to Licensee.  This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, other patents pending US and foreign, all patents that may issue under this patent application and their divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Product and/or said patent application.

1.3           The Term of this License is set forth in the Specific License Terms, and will take effect on the Effective Date and will continue in force and effect unless at least 90 days prior to the expiration of the initial or any renewal/additional term, as the case may be, either party gives written notice to the other party hereto that such renewal is not to occur. If such notice is given, this Agreement will terminate at the end of the then current term and all rights and licenses under this Agreement will revert to Licensor at the end of the current term.

2.	License Fees and Sales Price

2.1           Licensee will pay to Licensor the License/Development Fees set forth in the Specific License Terms.

2.2           Licensee will pay to Licensor the Sales Price at the rate and on the schedules specified in the Specific License Terms, or any addendums or amendments, or any applicable Purchase Order and Invoice. Payment shall be made as invoiced. All Sales payments shall be paid in immediately available U.S. funds.

3.	Reports and Audit.

3.1           Licensee will provide Licensor with a written report on a quarterly basis detailing the finished units of Licensed Products it has sold in the previous three-month period, including quantity, model type and country where sold. These reports are necessary for Cyclone to monitor Licensee’s sales performance for purposes of establishing quotas in the later years of this Agreement, in addition to international patent and IP protection purposes.

4.	Representations and Warranties.

4.1           Licensor represents and warrants to Licensee that Cyclone is the owner of the Licensed Technology, and that Licensor has the right to grant the License to Licensee hereunder.

4.2           Licensor represents and warrants that Licensor is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Licensed Technology, the Patents or Patent applications, and knows of no such claims at this time pending or anticipated.

4.3           EXCEPT AS SET FORTH IN SECTION 8, BELOW, THIS SECTION IS LICENSOR’S ONLY WARRANTIES CONCERNING THE LICENSED PRODUCTS, LICENSED TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.4           Licensee and Licensor each represent and warrant to the other that it has full power and authority to enter into this Agreement.

4.5           Licensee and Licensor each represent and warrant to the other that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.6           Licensee and Licensor each represent, covenant and agree to the other that it will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Licensed Technology.

4.7           Licensee and Licensor each represent and warrant to the other that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it.

4.8           Licensee represents to Licensor that neither it nor its affiliated companies are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a license agreement, or other similar claims.

4.9           Licensee represents to Licensor that no events specific to Licensee have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the Licensee, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

5.	Identification of Infringers

5.1           Licensee will, without delay, inform Licensor of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Licensed Products, and/or the Licensed Technology, and will provide Licensor with any evidence available to Licensee of such Infringement. Licensee acknowledges and agrees that Licensor, in its sole and absolute discretion, will decide what action should be taken with respect to any such disclosed Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement.  Licensee agrees that it shall be responsible to contribute to the costs of all enforcement to protect the Patented Licensed Technology if the claimed infringement involves products similar or competitive to the Licensee’s lift equipment products. In such case, Licensee shall contribute to all expenses incurred in any action Licensor decides should be taken to protect the Licensed Technology from Infringement or to defend any claim against Licensor or the Licensed Technology for Infringement relating (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such Action through all trial and appellate levels. Contribution by Licensee shall not exceed twenty five percent (25%) of Development Fees paid or due under this Agreement. The parties shall cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

5.1.1           Licensor will, without delay, inform Licensee of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim by a third party with respect to the Licensee Products, and/or Patented Technology, and will provide Licensee with any evidence available to Licensor of such Infringement.

5.2           Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such infringement actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions.  Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) will be applied first to reimburse the parties for all costs and expenses incurred by the parties with respect to such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, the parties will allocate such remaining funds between themselves in the same proportion as they have agreed in writing to bear the expenses of instituting and maintaining such action.

6.	Improvements

6.1           Licensee will timely inform Licensor, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology (hereinafter “Licensee’s Improvements”), and the purpose(s) therefor, made by Licensee. Any and all such improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology made by Licensee (“Licensee Improvements”) shall become the property of Licensor and Licensee hereby assigns all of its right, title and interest in and to such Licensee Improvements to Licensor regardless if developed or invented by Licensee or Licensor or any of their employees or affiliates.  Further, Licensor will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or modifications to the Licensed Products or the Licensed Technology, whether filed in the United States or countries other than the United States, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof.  To the extent that improvements made by other licensees to the Licensed Technology would improve the Licensee’s Licensed Products, such improvements shall be made part of this License. The Licensee shall retain ownership of all improvements and intellectual property related to its Equipment.

6.2           Licensee covenants and agrees for itself and for its successors and assigns that, at Licensor’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Licensor, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and Licensee hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the Licensee Improvements, all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same.

6.3           Licensee will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications for the License Technology or any continuations, divisionals or continuations-in-part of such applications unless such patents or patent applications infringe on the Licensee patents and patent applications.  Licensee will not assert as a defense in any litigation with respect to Licensed Products that any patents that issue from or as a result of any of the patent applications (including any continuations, divisionals or continuations-in-part of such applications) are invalid or unenforceable, unless a court holding denotes such a result.

6.4           Licensor has and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications for the Licensed Technology, including the right to abandon any such patent application. Licensor’s abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications will not relieve or release Licensee from its obligation to pay the License Fees and Sales Prices provided in this Agreement, provided Licensor can show that suitable rights to exclude competitors from practicing the Licensed Technology are still in place to provide Licensee a valuable right under the License in the Territory.  Similarly, a holding or decision by a court of law that any such issued patent is invalid or unenforceable will not relieve or release Licensee from its obligation to pay the License Fees and Sales Price provided in this Agreement, pursuant to the same requirement of rights to exclude noted above.  If any of such events occur, Licensee must continue to pay any License Fees and Sales Price due during the Term.  If Licensor cannot show that suitable rights to exclude competitors from practicing the Licensed Technology are still in place in the Territory after abandonment, invalidation, or unenforceability has occurred or been held by a court, then Licensee may terminate this Agreement.

7.	Default

7.1           If either party is in default of any material obligation under this Agreement, then the non-breaching party may give written notice thereof to the breaching party to cure the breach.  If within 60 days after the date of such notice such default is not cured, then this Agreement will automatically terminate at the discretion of the non-breaching party and all rights and licenses under this Agreement will revert to the beneficial owner thereof prior to execution of the Agreement.

7.2           This Agreement will terminate immediately if Licensee is dissolved or liquidated.  This Agreement will also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Licensee; or (ii) Licensee becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Licensee’s assets; or (iv) Licensee does not make sales of the Engines in any three (3) month period after the first full year of the commercialization of the Engines.

7.3           Immediately after the expiration or termination of this Agreement for any reason:

(a)           All rights of Licensee granted hereunder will terminate and automatically revert to Licensor, and Licensee will discontinue all assembly and/or manufacturing of the Licensed Technology and will no longer have the right to manufacture, sell or put into use the Licensed Technology or any variation or simulation thereof for any purpose whatsoever;

(b)           Licensee will be permitted to sell and dispose of its remaining inventory of Engines on hand or in process on the date of such termination or expiration, for a period of one hundred twenty (120) days following the date of such expiration or termination (the “Sale Period”). Licensee expressly agrees that it will not market or sell/use any Licensed Product after the end of the Sale Period;

(c)           All sums owed by Licensee to Licensor will become due and payable immediately;

(d)           Licensee will not, following expiration or termination of the this Agreement, use Confidential Information to manufacture or sell Licensed Products anywhere in the world; and

(e)           Licensee retains no rights whatsoever to any of Licensor’s Licensed Technology.

(f)           These restrictions of the Licensee shall survive in perpetuity the termination of this Agreement including after the expiration of Licensor’s Patents. In such case, Licensee may not manufacture or sell Engines that would have been in violation of Licensor’s patent rights without negotiating and paying to Licensor a reasonable royalty.

7.4           Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 4, 5, 6, 7 and 9 will survive the expiration or termination of this Agreement.

8.	Risk of Loss

8.1           Both parties will acquire and maintain at their sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including product liability, advertiser’s liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others, (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement (with respect to Cyclone, in the U.S., or such other territory where it manufactures the engines). This insurance coverage will provide liability protection of not less than $2,000,000 combined single limit for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with the other party named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for Licensee and Licensor against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Licensed Products or the Licensed Technology.

8.2           In the event of cancellation of any insurance required to be carried by a party under this Agreement, the other party will be notified thirty (30) days prior to cancellation of same.  Should the cancellation be due to dissolution or like problems with the insurance company, then the insured party shall have a suitable amount of time to secure suitable insurance coverage, not to exceed sixty (60) days after notice of cancellation occurs. Should the cancellation be due to failure to pay premiums or like financial problems of Licensee, then Licensor will have the right to terminate this Agreement if Licensee does not secure proper insurance coverage at the end of the above-noted thirty (30) day notification period.

8.3           Risk of loss shall be attributed to the parties as follows:

(a)  Licensor shall be responsible for losses resulting from faulty design of its of the Licensed Products, faulty manufacturing of engine parts for the Licensed Products delivered to Licensee, faulty assembly of the Licensed Products (to the extent performed by Licensor on behalf of Licensee), and incorrect information about the Technology or Licensed Products delivered to Licensee that is reasonably and prudently relied upon by Licensee.

(b) Licensee shall be responsible for faulty assembly of the Licensed Products (to the extent performed by Licensee, and not based on incorrect information supplied by Licensor), faulty installation of the Licensed Products into Licensee’s lift equipment, and all operation, use, customer training and maintenance of the Licensed Products once installed in the Licensee’s lift equipment (provided the loss is not shown to result from one of Licensor’s responsibilities in Section 8.3(a) above).

(c)  Licensee assumes sole responsibility for any commitments, obligations, or representations made by it in connection with the use, sale, manufacture, importation, offer to sell, distribution, operation, etc., of its lift equipment , and Licensor will have no liability to Licensee, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the Licensee’s lift equipment  by Licensee, its agents, employees, or customers, subject to the provisions of this Section 8.3.

8.4           Licensee agrees to indemnify, defend and hold harmless Licensor, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Licensee’s responsibilities in Section 8.3 above, and/or Licensee’s performance or breach of this Agreement.

8.5           Licensor agrees to indemnify, defend and hold harmless Licensee, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Licensor’s responsibilities in Section 8.3, above.

8.6           The indemnity provisions of this Section 8 will survive the expiration or termination of this Agreement.

8.7           BOTH PARTIES ACKNOWLEDGE THAT IN NO EVENT WILL ONE PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, EVEN IF BOTH PARTIES HAVE BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

9.	Confidentiality

9.1           Confidential Information means information in oral and/or written form that (a) relates to the Licensed Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by either party. Confidential Information shall also mean information provided by either of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally or in writing.

9.2           The receiving party may use the Confidential Information only for the purpose of producing the Licensed Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

9.3           The receiving party agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof.  Under no circumstances will the receiving party disclose the Confidential Information to any third party.

9.4           Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof.  Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

9.5           Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

9.6           The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate.  Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement, subsequent to the posting of a suitable bond with the court of pertinent jurisdiction.  The receiving party agrees to be responsible for all costs, including attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

9.7           The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide reasonable assistance to the disclosing party to terminate such unauthorized use or disclosure.

9.8    This confidentiality section shall supersede all prior agreements pertaining to confidential information between Licensor and Licensee or a preceding person or entity working to initiate and/or negotiate the terms of this Agreement.

10.	Miscellaneous

10.1           Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

10.2           Licensee will conspicuously mark directly on each Licensed Product it manufactures or sells that the Licensed Product is covered by the Cyclone’s patent, including the numbers and other identifying information for which will be provided to Licensee.

10.3           All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific License Terms, unless either party will at any time by notice in writing designate a different address.  Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

10.4           Licensee shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent shall not be unreasonably delayed or withheld, and any such purported assignment will be invalid.

10.5           No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

10.6           If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

10.7           This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters.  It may only be modified by a subsequent writing signed by the parties hereto.

10.8           Each party is acting as an independent contractor and not as an agent of the other party.  Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

10.9           This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, the United States of America, without giving effect to that State’s conflict of laws rules.  If any controversy, dispute or disagreement arises from this Agreement, the parties agree to first attempt to settle such by arbitration in accordance with the rules of the American Arbitration Association. In such case, the decision of the arbitrator or arbitrators shall be binding and final, and may be entered as a judgment and enforced by any court having jurisdiction.  The prevailing party in any action shall be entitled to receive reimbursement for reasonable attorneys’ fees, court/arbitration costs, and disbursements incurred in connection with such controversy, dispute or disagreement.  Should the need arise to determine any reimbursement issues, the parties will be subject to the exclusive jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party agreeing to such jurisdiction exclusively.

In Witness Whereof, the parties have caused this Systems Application License Agreement, comprised of these Specific License Terms and the Standard Terms and Conditions to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Cyclone Power Technologies, Inc. By: /s/ Christopher Nelson Christopher Nelson, President Date: 9-12-11	CombiLift By: /s/ Robert Moffett Name: Robert Moffett, President Date: 9-20-11

SPECIFICATIONS SHEET

Beta Engines: Cyclone will deliver to Combilift two (2) Beta Engines, materially conforming to the following specifications, unless the parties subsequently amend these specifications in writing:

Mark V Engine bock, combustion chamber and air-cooled condenser

Use: Running hydraulic pumps used in Combilift’s lifts

Fuels: Diesel (or other liquid fuels) and Propane (or other similar gaseous fuels)

Required HP (net): TBD

Required operating RPM range: TBD

Alignment: horizontal operating axis; unless otherwise determined to operate vertically.

Other: TBD

Beta Engines endurance testing:

Run at Cyclone for a minimum of 50 hours prior to delivery to Combilift

Acceptance Testing: Combilift will use the Beta delivery engines to test usability of the engine in its forklift equipment (Acceptance Testing). Integration of the engine with forklift equipment will be done by Combilift’s engineers, with reasonable assistance from Cyclone.

Commercialization of Engines: Cyclone will manufacture parts through one or more of its contractors, which will then be shipped to Combilift in Ireland for assembly and integration with their forklift systems. Combilift may separately contract Cyclone to assemble Engines.

Safety and insurance certifications (i.e., UL) for the engines required by Combilift for its specific use, and in the geographic territories in which it operates, shall be the responsibility of Combilift.

System level modifications and certifications for Combilift’s forklift equipment shall be the responsibility of Combilift (with Cyclone’s reasonable assistance). Such system level modifications and certifications shall include:

-	Endurance and durability testing above Cyclone’s standard testing
-	Environmental (i.e., freeze, climate) testing and modifications to piping, condensers, etc., to meet Combilift’s specific requirements
-	Emissions testing and modifications (for indoor use)
-	Noise level testing and modification (for indoor use)
-	Other certifications and modifications for use with lift equipment

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